UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

ICC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

Stilwell Activist Investments, L.P. Stilwell Value Partners VII, L.P. Stilwell Partners, L.P. Stilwell Activist Fund, L.P. Stilwell Value LLC Joseph Stilwell
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Joseph Stilwell and certain affiliated entities (collectively, “Stilwell”), together with the other participants named herein, have filed a definitive proxy statement and accompanying GREEN universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of Stilwell’s highly-qualified director nominee at the 2024 annual meeting of shareholders (the “Annual Meeting”) of ICC Holdings, Inc., a Pennsylvania corporation (the “Company”).

On April 30, 2024, Stilwell mailed the following letter to the Company’s shareholders:

Stilwell Activist Investments, L.P.

111 BROADWAY • 12TH FLOOR

NEW YORK, NY 10006

(787) 985-2194

INFO@STILWELLGROUP.COM

April 30, 2024

Dear Fellow ICCH Owner,

Management brags about a meager $6 million in buybacks since the Company went public1 but neglects to mention that during that time, the Company’s CEO and CFO together received more than $6 million in total compensation.2

Who pays the hired help MORE than the owners of the Company? Seems like someone’s a putz, and it’s clearly not management.

If you want change at OUR Company, vote the GREEN proxy card today.

Respectfully,

Megan Parisi
(787) 985-2194
mparisi@stilwellgroup.com

[1]	ICCH’s Form 8-K filed on March 27, 2024, p. 1
[2]	ICCH’s DEF 14A filed on April 18, 2019, p. 26 ICCH’s DEF 14A filed on April 8, 2021, p. 28 ICCH’s DEF 14A filed on April 15, 2024, p. 26

You can vote by telephone, online or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope.

If you have any questions, require assistance in voting your GREEN proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email listed below.

Okapi Partners LLC

Attn: Mr. Jeremy Provost
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

+ 1 (212) 297-0720 (Main)
+ 1 (844) 343-2621 (Toll-Free)
Email: info@okapipartners.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

STILWELL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ ITS DEFINITIVE PROXY MATERIALS AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN STILWELL’S PROXY SOLICITATION. STILWELL’S DEFINITIVE PROXY MATERIALS ARE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTPS://WWW.SEC.GOV.